Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Fourth Quarter Net Investment Income of $0.34 per common share
Paid $1.36 per common share in Distributions in 2019

Chicago, IL - March 13, 2020 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2019.

FINANCIAL HIGHLIGHTS

•	Fourth quarter net investment income of $4.6 million, or $0.34 per common share.

•	Full year 2019 net investment income of $19.1 million, or $1.43 per common share - an increase of 4% year-over-year and above the $1.36 regular distribution.

•	Paid $1.36 per share in distributions in 2019.

•	Closed investments in the fourth quarter of approximately $52.5 million.

•	Net asset value ("NAV") per share decreased to $12.46 at December 31, 2019 from $12.74 at September 30, 2019 due to unrealized depreciation of the portfolio.

•	At December 31, 2019, 90% of our loan portfolio consisted of senior secured loans, based on fair value.

•	On March 11, 2020, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the first quarter of 2020, payable on March 31, 2020 to stockholders of record as of March 24, 2020.

"Our net investment income again covered our distribution," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "We are pleased to declare our 29th consecutive quarterly distribution of $0.34 per share since our IPO in late 2012.
We also remain focused on capital preservation. 90% of our total portfolio consisted of senior secured loans, based on our fair value, while our financing is long term and flexible. Our $2.1 billion platform has been in existence since 1994 and navigated multiple credit cycles. As a result, we believe we are well positioned for the future.”

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At December 31, 2019
Total assets	$538.2
Investment portfolio, at fair value	$516.9
Net assets	$166.6
Net asset value per share	$12.46
Weighted average yield on performing debt investments (1)	10.40%
Weighted average yield on total debt investments (2)	9.94%
Weighted average yield on total investments (3)	9.59%
The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

(1)
The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of the annual stated accruing interest on our debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) the sum of the amortized cost of our debt and structured finance note investments, in each case, excluding assets on non-accrual basis as of the balance sheet date.

(2)
The weighted average yield on total debt and structured finance note investments is computed as (a) the sum of the annual stated accruing interest on our debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) the sum of the amortized cost of our debt and structured finance note investments, in each base, including assets on non-accrual basis as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the sum of the annual stated accruing interest on our debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments divided by (b) the sum of the amortized cost of our total investment portfolio, in each case, including assets on non-accrual basis as of the balance sheet date.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results	2019	2018	2019	2018
Total investment income	$13.4	$12.6	$52.5	$42.8
Net investment income	$4.6	$5.3	$19.1	$18.4
Net investment income per common share, basic and diluted	$0.34	$0.40	$1.43	$1.38
Net increase (decrease) in net assets resulting from operations	$0.7	$(4.1)	$9.6	$9.6

	Quarter Ended December 31,		Year Ended December 31,
Portfolio Activity	2019	2018	2019	2018
Number of new portfolio companies	14	8	43	32
Investments in new portfolio companies	$45.4	$45.7	$147.2	$201.1
Investments in existing portfolio companies	$7.1	$33.9	$51.6	$71.1
Investments in structured finance notes	—	—	$23.4	—
Number of portfolio companies at end of period	85	50	85	50

PORTFOLIO AND INVESTMENT ACTIVITIES

During the fourth quarter of 2019, we closed fifteen senior secured debt investments in fourteen new portfolio companies totaling $43.9 million. In addition, we made $7.1 million of additional investments in existing portfolio companies and a $1.5 million equity investment in a new portfolio company.
The total fair value of our investment portfolio was $516.9 million at December 31, 2019, which was equal to approximately 96% of amortized cost. As of December 31, 2019, the fair value of OFS Capital's debt investment portfolio totaled $451.8 million in 79 portfolio companies, of which 90% and 10% were senior secured loans and subordinated loans, respectively. As of December 31, 2019, we also held approximately $43.5 million in common and preferred equity investments, at fair value, in 15 portfolio companies in which we also held debt investments and six portfolio companies in which we solely held an equity investment. As of December 31, 2019, our investment portfolio also included four investments in structured finance notes with a fair value of $21.6 million. We had unfunded commitments of $4.8 million to four portfolio companies at December 31, 2019. As of December 31, 2019, floating rate loans comprised 93% of OFS Capital’s debt investment portfolio, with the remaining 7% in fixed rate loans, as a percentage of fair value.
RESULTS OF OPERATIONS
Income
Interest Income
Interest income increased approximately $10.0 million, due to a $12.7 million increase in recurring interest income caused by a $103 million increase in the average outstanding loan balance during 2019 along with a decrease of $1.8 million in recurring interest income resulting from a 43 basis point decrease in the weighted average yield in our debt portfolio during the year ended December 31, 2019. Acceleration of Net Loan Fees (defined as loan origination fees, original issue discount, market discount or premium and loan amendment fees) of $0.3 million from the repayment of loans prior to their scheduled due dates were included in interest income for the year ended December 31, 2019.
Fee Income
Fee income consisted of prepayment fees of $0.4 million resulting from $56.8 million of unscheduled principal payments during the year ended December 31, 2019, compared to $0.9 million from $50.0 million of unscheduled principal payments during the year ended December 31, 2018. We recognized syndication fees of $0.7 million and $0.7 million for the years ended December 31, 2019 and 2018, respectively, resulting from approximately $91.5 million and $64.0 million in loan originations during that period in which OFS Capital Management, LLC sourced, structured, and arranged the lending group, and for which we were additionally compensated.
Expenses
Interest expense
Interest expense increased by $6.6 million primarily due to an increase of $100.9 million in the average amount of outstanding borrowings, specifically due to a full year of interest expense relating to the $98.5 million of unsecured notes issued in April 2018 and October 2018, the establishment of the revolving credit facility with BNP Paribas in June 2019 ("BNP Facility"), and the issuance of the $54.3 million of unsecured notes in October 2019.

Management Fees
Management fee expense increased by $2.0 million due to an increase in our average total assets, primarily due to an increase in net investment activity from our increase in leverage through the utilization of the BNP Facility and the issuance of $54.3 million of unsecured notes in October 2019.
Incentive Fees
Incentive fee expense increased by $0.4 million primarily due to a $0.7 million increase in net investment income relating to the increase in our leverage throughout the fiscal year.
Net Gain (Loss) on Investments
We recognized net losses of $9.8 million on senior secured debt during the year ended December 31, 2019, primarily as a result of an unrealized loss of $9.0 million on our senior secured debt investment in Constellis Holdings, LLC, offset by unrealized gains of $2.2 million in our remaining senior secured debt investments. We also realized a loss of $2.9 million on the sale of MAI Holdings, LLC.
We recognized net losses of $2.0 million on subordinated debt during the year ended December 31, 2019, primarily as a result of unrealized losses of $1.5 million and $0.6 million on our subordinated debt investments in Online Tech Stores, LLC and Master Cutlery, LLC, respectively, due to the negative impact of specific performance factors.

We recognized net losses of $0.1 million on preferred equity investments for the year ended December 31, 2019, primarily as a result of a $2.3 million unrealized gain on TRS Services, LLC, offset by $2.3 million of unrealized losses on our remaining preferred equity investments. We also realized a loss of $0.1 million on the sale of Maverick Healthcare Equity, LLC.
We recognized net gains of $3.8 million on common equity and warrant investments for the year ended December 31, 2019, as a result of unrealized gains of $3.6 million and $1.6 million on our common equity investments in Pfanstiehl Holdings, Inc. and Professional Pipe Holdings LLC, respectively, offset by net unrealized losses of $1.4 million in our remaining common equity and warrant investments due to net negative impact of portfolio company-specific performance factors.
We recognized net losses of $1.5 million on Structured Finance Notes for the year ended December 31, 2019, as a result of net unrealized losses of $1.5 million, primarily driven by $0.9 million and $0.6 million of unrealized losses on Elevation CLO 2017-7, Ltd. and THL Credit Wind River 2019‐3 CLO Ltd., respectively.

LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2019, we had $13.4 million of cash, which includes cash and cash equivalents of $1.9 million held by OFS SBIC I, LP ("SBIC I LP"), our wholly owned SBIC. Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital Corporation as parent company (the "Parent"). Any such distributions to the Parent from SBIC I LP are generally restricted to a statutory measure of undistributed accumulated earnings of SBIC I LP under SBA regulation. At December 31, 2019, the Parent had $13.4 million of cash and cash equivalents available for general corporate activities, including approximately $1.9 million held by SBIC I LP that was available for distribution to the Parent.
As part of our plans to focus on lower-yielding, first lien senior secured loans to larger borrowers, which we believe will improve our overall risk profile, SBIC I LP intends, over time, to repay its outstanding SBA debentures prior to the scheduled maturity date of its debentures. We do not expect to make new investments through SBIC I LP, other than follow-on investments. We believe that investing in more senior loans to larger borrowers is consistent with our view of the private loan market and will reduce our overall leverage on a consolidated basis.
Additionally, as of December 31, 2019, we had $69.0 million of borrowings available through our senior secured revolving credit facility with Pacific Western Bank, as well as unused commitments of $93.6 million under the BNP Facility.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, March 13, 2020, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 23, 2020 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10139792.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2019, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	December 31,
	2019	2018
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $396,201 and $312,223, respectively)	$372,535	$297,749
Affiliate investments (amortized cost of $131,950 and $90,751, respectively)	135,679	89,103
Control investment (amortized cost of $10,520 and $10,337, respectively)	8,717	9,945
Total investments at fair value (amortized cost of $538,671 and $413,311, respectively)	516,931	396,797
Cash and cash equivalents	13,447	38,172
Interest receivable	3,349	2,787
Prepaid expenses and other assets	4,461	3,665
Total assets	$538,188	$441,421

Liabilities
Revolving line of credits	$56,450	$12,000
SBA debentures (net of deferred debt issuance costs of $1,904 and 2,280, respectively)	147,976	147,600
Unsecured notes (net of discounts and deferred debt issuance costs of $4,798 and $3,299, respectively)	148,052	95,226
Interest payable	3,505	2,791
Payable to investment adviser and affiliates	4,106	3,700
Payable for investments purchased	10,264	4,151
Accrued professional fees	621	637
Other liabilities	587	293
Total liabilities	371,561	266,398

Commitments and contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	—	—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,376,836 and 13,357,337 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	134	134
Paid-in capital in excess of par	187,305	187,540
Total distributable earnings (accumulated losses)	(20,812)	(12,651)
Total net assets	166,627	175,023

Total liabilities and net assets	$538,188	$441,421

Number of shares outstanding	13,376,836	13,357,337
Net asset value per share	$12.46	$13.10

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Investment income
Interest income:
Non-control/non-affiliate investments	$9,425	$8,039	$37,535	$27,547
Affiliate investments	2,724	2,747	10,364	10,055
Control investment	219	261	1,003	1,005
Total interest income	12,368	11,047	48,902	38,607
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	110	144	399	668
Affiliate investments	358	267	1,257	1,321
Control investment	86	28	169	110
Total payment-in-kind interest and dividend income:	554	439	1,825	2,099
Dividend income:
Non-control/non-affiliate investments	—	—	—	—
Affiliate investments	240	—	413	130
Control investment	—	—	89	185
Total dividend income	240	—	502	315
Fee income:
Non-control/non-affiliate investments	248	323	1,029	987
Affiliate investments	5	748	221	760
Control investment	3	14	42	66
Total fee income	256	1,085	1,292	1,813
Total investment income	13,418	12,571	52,521	42,834

Expenses
Interest and financing expense	4,265	3,036	15,829	9,232
Management fees	2,209	1,749	8,271	6,335
Incentive fees	1,138	1,368	4,760	4,409
Professional fees	401	386	1,814	1,245
Administration fees	497	349	1,747	1,601
Other expenses	351	362	1,002	1,649
Total expenses before incentive fee waiver	8,861	7,250	33,423	24,471
Incentive fee waiver	—	—	—	(22)
Total expenses, net of incentive fee waiver	8,861	7,250	33,423	24,449
Net investment income	4,557	5,321	19,098	18,385

Net realized and unrealized gain (loss) on investments
Net realized loss on non-control/non-affiliate investments	(3,057)	37	(3,900)	(4,966)
Net realized gain on affiliate investments	—	4,205	—	187
Net unrealized depreciation on non-control/non-affiliate investments	(104)	(5,409)	(9,610)	(2,484)
Net unrealized appreciation (depreciation) on affiliate investments	71	(7,199)	5,376	(803)
Net unrealized depreciation on control investment	(761)	(1,050)	(1,411)	(747)
Net loss on investments	(3,851)	(9,416)	(9,545)	(8,813)

Net increase in net assets resulting from operations	$706	$(4,095)	$9,553	$9,572

Net investment income per common share - basic and diluted	$0.34	$0.40	$1.43	$1.38
Net increase in net assets resulting from operations per common share - basic and diluted	$0.05	$(0.31)	$0.71	$0.72
Distributions declared per common share	$0.34	$0.34	$1.36	$1.73
Basic and diluted weighted average shares outstanding	13,371,510	13,352,873	13,364,244	13,348,203

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management’s plans to focus on capital preservation and belief that the Company is well positioned for the future; management’s plans to focus on lower-yielding, first lien senior secured loans to larger borrowers and the potential impact of that plan on the Company’s overall risk profile; SBIC I LP’s intention to repay its outstanding SBA debentures prior to their scheduled maturity dates; the expectation that any future investments by SBIC I LP will only be in the form of follow-on investments; management’s views of the private loan market and belief that investing in more senior loans to larger borrowers will reduce the Company’s overall leverage on a consolidated basis; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

1 Registration does not imply a certain level of skill or training